FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE APPOINTS SANDRA E. PIERCE
TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, MI, December 19, 2012 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that Sandra E. Pierce has been appointed to its Board of Directors. With this additional appointment, the Company now has twelve directors, including eight outside directors.

Ms. Pierce recently retired as President and CEO, Charter One Bank Michigan, a division of Royal Bank of Scotland, where she was responsible for the bank’s commercial banking business and all bank activities in Michigan, a position she held since 2004. Ms. Pierce also served as the Midwest Regional Executive for the bank, overseeing all bank activities in Illinois and Ohio. Prior to these positions, Ms. Pierce held various executive positions with JP Morgan Chase, Bank One, and National Bank of Detroit from 1978 through 2004. Ms. Pierce currently serves as chairman of the board of trustees of Henry Ford Health System, one of the country’s largest health care systems and a national leader in clinical care, research and education. She is actively involved in numerous activities to foster economic development in the Detroit area, including Chair of the Financial Advisory Board for the City of Detroit.

“We are delighted that Sandra Pierce has accepted our invitation to join the Penske Automotive Group Board of Directors,” said Roger S. Penske, Chairman. “Sandra brings a unique set of skills and knowledge to our Board that will add value to our strategic discussions, especially in the areas of business development, risk management, relationship management and marketing.”

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 345 retail automotive franchises, representing 40 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 174 franchises in 18 states and Puerto Rico and 171 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 17,000 employees.

Find a vehicle: http://www.penskecars.com
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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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